Exhibit 23.3
Consent of Independent Auditors

We consent to the incorporation by reference in Form S-8 pertaining to the 2021 Equity Incentive Plan of Bally’s Corporation of our report dated February 2, 2021, with respect to the combined financial statements of IOC – Kansas City, Inc. and Rainbow Casino Vicksburg Partnership L.P. as of and for the year ended December 31, 2018, for the registration of 4,250,000 shares of its common stock.

/s/ Ernst & Young LLP
Las Vegas, Nevada
May 24, 2021